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                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                          --------------------

                                FORM 8-K

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                             CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  February 19, 2005

                            Adams Golf, Inc.
           (Exact Name of Registrant as Specified in Charter)

          Delaware                  000-24583            75-2320087
(State or Other Jurisdiction      (Commission          (IRS Employer
     of Incorporation)            File Number)      Identification No.)

            300 Delaware Avenue, Suite 572
               Wilmington, Delaware                      19801
       (Address of Principal Executive Offices)       (Zip Code)



     Registrant's telephone number, including area code: (302) 427-5892

                             Not applicable
      (Former Name or Former Address, if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [   ]     Written communications pursuant to Rule 425 under the
               Securities Act (17 CFR 230.425)

     [   ]     Soliciting material pursuant to Rule 14a-12(b) under the
               Exchange Act (17 CFR 240.14a-12(b))

     [   ]     Pre-commencement communications pursuant to Rule 14d-2(b)
               under the Exchange Act (17 CFR 240.14d-2(b))

     [   ]     Pre-commencement communications pursuant to Rule 13e-4(c)
               under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

     On February 19 2005, we entered into an employment contract with Mr. Oliver G. "Chip" Brewer III, our President and Chief Executive Officer. The term of this employment agreement runs from January 1, 2005 through December 31, 2007, unless earlier terminated. Mr. Brewer will receive an annual base salary of at least $ 400,000 during the term of the agreement and is eligible for semi-annual performance bonuses each in an amount equal to up to one-half of Mr. Brewer's annual base salary then in effect.

     EQUITY PARTICIPATION. The employment agreement also provides for retention awards of options to purchase our common stock, subject to proper authorization from our Board of Directors and compliance with all applicable laws and regulations. No later than the end of January of each calendar year during the term of the agreement, Mr. Brewer will be granted one percent of our company's fully diluted stock in stock options at an option strike price of $0.01 per share. The options vest one year after the date of the grant. If we sell or transfer a majority of our capital stock or substantially all of our company assets to an unaffiliated entity, all of Mr. Brewer's potential stock options shall be granted and vested no later than the calendar day immediately preceding the sale or closing date of the transaction.

     LONG TERM INCENTIVE PAYMENT. The agreement provides that Mr. Brewer is eligible for a one-time long term incentive payment at the conclusion of the agreement. The amount of the payment is contingent upon achievement of a minimum performance goal and may be increased if certain additional performance criteria are met or exceeded.

     The agreement may be terminated without cause either by us (a "termination without cause") or by Mr. Brewer (a "termination without good reason") upon delivery of 60 days written notice, or by the mutual
agreement of Mr. Brewer and us.   We can terminate "for cause" if Mr.
Brewer (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within 30 days of written notice of the breach; (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests; or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit. Mr. Brewer can terminate "for good reason" upon delivery of 30 days written notice if we (a) materially breach any material provision of the agreement without curing such breach within 30 days of written notice of the breach; (b) assign Mr. Brewer any duties inconsistent in any material respect with his position or diminish Mr. Brewer's status and reporting requirements, his authority, duties, powers or responsibilities, other than an isolated incident which is remedied within 30 days notice from Mr. Brewer; (c) fail to obtain a written agreement to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of our assets; (d) reduce Mr. Brewer's total compensation, other than as the result of Mr. Brewer's failure to meet certain performance based goals established for purposes of determining incentive based compensation; or (e) relocate our principal offices to a location more than 75 miles from Plano, Texas. The agreement shall terminate by its terms upon Mr. Brewer's disability, if he is unable to perform his duties on a full time basis for a period of 60 days, or upon his death.

     In the event that either we terminate the employment agreement without cause or Mr. Brewer terminates for good reason, then Mr. Brewer will be entitled to (a) his annual base salary for a period of one year after the later of the date of termination or the expiration of the notice period; (b) all retention based stock options that Mr. Brewer was potentially eligible to receive during the calendar year in which the termination occurred, pro rated, with such options being vested at the time of termination; (c) a payment equal to both semi-annual bonuses for which Mr. Brewer was potentially eligible in the calendar year of termination, paid as if we achieved our internal financial goals for that period; and (d) the long term incentive payment for which Mr. Brewer was potentially eligible, paid as if certain performance criteria for that period had been achieved.

     Mr. Brewer may also terminate the agreement in the event of our failure to set certain internal financial goals. In the event that
(i) we fail to set internal financial goals; (ii) Mr. Brewer becomes disabled or upon his death; (iii) the agreement is terminated by mutual agreement; (iv) we terminate Mr. Brewer's employment with cause; or (v) that Mr. Brewer terminates his employment without good reason, Mr. Brewer will be entitled to receive his accrued salary and benefits through the date of termination, reimbursements for expenses actually incurred and benefits under any benefit and indemnification plans for Mr. Brewer or his dependants through the date of termination and any continuing coverage as required by law.

     If necessary, we will negotiate with Mr. Brewer an amendment to the employment agreement in order to avoid adverse tax consequences to Mr. Brewer under Section 409A of the Internal Revenue Code.


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                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        ADAMS GOLF, INC.


Date:  February 24, 2005                By:  /s/  ERIC LOGAN
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                                           Eric Logan
                                           Chief Financial Officer